Exhibit 13(a)

Appendix A

to the

Operating Expenses and Services Agreement

Fund	Operating Expense Limit	Expiration Date
North Star Opportunity Fund
Class A	1.55%	March 31, 2024
Class I	1.30%	March 31, 2024
Class R	1.55%	March 31, 2024

North Star Dividend Fund
Class R	1.99%	March 31, 2024
Class I	1.74%	March 31, 2024

North Star Micro Cap Fund
Class R	1.99%	March 31, 2024
Class I	1.73%	February 29, 2028

North Star Bond Fund
Class I	1.79%	March 31, 2024

North Star Small Cap Value Fund
Institutional Class	0.98%	May 31, 2025
Investor Class	1.21%	May 31, 2025

The parties hereto agree to the terms of this Appendix A effective as of February ______, 2026.

NORTHERN LIGHTS FUND TRUST II

By:
Name:	Kevin Wolf
Title:	President

NORTHSTAR INVESTMENT MANAGEMENT CORP

By:
Name:	Peter Gottlieb
Title:	President